                                                                     EXHIBIT 3.1

                     ARTICLES OF RESTATEMENT AND AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                          BOWLING GREEN INVESTORS LTD.

     These ARTICLES OF RESTATEMENT AND AMENDMENT TO ARTICLES OF INCORPORATION OF BOWLING GREEN INVESTORS LTD. (hereinafter "the Corporation") executed this 5 August 1998 evidence and certify that by Joint Resolution of the Board of Directors and Shareholders of the Corporation dated 5 August 1998, the Shareholders holding 100% of the shares entitled to vacate and the full Board of Directors, in accordance with KRS 271B.10-070 and the applicable Bylaws of the Corporation, have unanimously amended and restated the Articles of Incorporation of Bowling Green Investors Ltd., a corporation organized and existing in accordance with Chapter 271B of the Kentucky Revised Statutes.

     These Articles of Restatement and Amendment to Articles of Incorporation hereinafter set forth in full all provisions of the Articles of Incorporation as now amended.

                                       I

     The name of this Corporation shall be Citizens First Corporation.

                                       II

     The street address of the Corporation's registered office shall be 1101 College Street, Bowling Green, Kentucky 42101, and the name of the registered agent shall be Charles E. English. The mailing address of the Corporation's principal office is 1101 College Street, P.O. Box 770, Bowling Green, Kentucky 42102.

                                      III

     The purpose for which the Corporation is organized shall be to engage in the transaction of any and all activity within the purposes for which corporations may be organized, including the buying and selling of real estate and other property and the borrowing and lending of money under the Kentucky Business Corporation's Act.

     The Corporation shall further have all powers and authorities as a Bank Holding Company as defined in the Bank Holding Company Act of 1956 (12 USC ss. 1841, et.seq). In carrying out such powers, it shall be entitled to engage in the following general categories of activities:

     (1)  acquisition of bank shares or assets;

     (2)  banking;

     (3)  managing or controlling banks and authorized non-bank subsidiaries;

     (4)  furnishing services to or performing services for subsidiaries; and

     (5) those activities as may be determined by the Board of Governors of the Federal Reserve System to be closely related to banking and such other activities as may be expressly permitted under the Bank Holding Company Act.

                                       IV

     The total number of shares of stock authorized to be issued and the authorized class thereof shall be One Million (1,000,000) shares of no par value common stock. The voting power of such stock shall be one (1) vote per share. The shareholders shall not have preemptive rights.

                                       V

     The original issue of shares as authorized under these Amended and Restated Articles shall be without classification, restriction, limitation or distinction as to the rights of the owner.

                                       VI

     The existence of this Corporation is to be perpetual.

                                      VII

     The business affairs of this Corporation shall be carried on and conducted by at least seven (7) and not more than fifteen (15) Directors who shall be elected in accordance with the provisions of the Bylaws of the Corporation. The Directors who are elected shall hold their office until their successors are elected and qualified. The Directors of the Corporation shall have the additional power and authority to promulgate and adopt in their discretion any and all bylaws deemed necessary for the proper conduct of the Corporation business subject to the power of the Shareholders to change or repeal such bylaws at the annual meeting provided in such bylaws.

                                      VIII

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his duty as a director; provided, however, this provision shall not eliminate or limit the liability of any director for:

     (1) any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders;

     (2) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

     (3) any vote for or asset to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or

     (4) any transaction from which the director derived an improper personal benefit.

     In no case shall this article be construed to expand the liability of any director as determined pursuant to KRS 271B.8-300.

     IN TESTIMONY WHEREOF, the Directors and Shareholders of the Corporation have subscribed their names on this the 5th day of August, 1998.

                                   BOWLING GREEN INVESTORS LTD.

                                   BY: /S/ J. JOE CHEEK
                                      -------------------------------
                                      PRESIDENT

                                   ATTEST:

                                   BY: /S/ JAMES H. LUCAS
                                      -------------------------------
                                      SECRETARY

COMMONWEALTH OF KENTUCKY

COUNTY OF WARREN

     I, the undersigned, a Notary Public in and for the Commonwealth and County aforesaid, do hereby certify that the foregoing Articles of Restatement and Amendment to Articles of Incorporation of Bowling Green Investors Ltd. was executed before me by Bowling Green Investors Ltd., by and through its President, J. Joe Cheek, and Secretary, James H. Lucas, and that the said J.
Joe Cheek and James H. Lucas personally appeared before me, after being first duly sworn, and declared that they were the officers designated and that they executed the foregoing Articles of Restatement and Amendment to Articles of Incorporation of Bowling Green Investors Ltd. and that the statements contained therein are the free and voluntary act and deed of Bowling Green Investors Ltd..

     Witness my hand on this the 5th day of August, 1998.

                                   /S/ KEITH M. CARWELL
                                   ---------------------------------------
                                   NOTARY PUBLIC, Ky, State-at Large

                                   My Commission Expires: 2-11-2002
                                                         -----------------

THIS INSTRUMENT PREPARED BY:

ENGLISH, LUCAS, PRIEST & OWSLEY
Attorneys at Law
1101 College St., P.O. Box 770
Bowling Green, KY 42102-0770

BY: /S/ KEITH M. CARWELL
   -----------------------------
   KEITH M. CARWELL